Exhibit 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) is entered into by and between NutraCea, a California corporation with principal offices at 5090 40th North Street, Suite 400, Phoenix, Arizona 85018 (“NutraCea”) and Jeffrey Sanders, an individual residing at 1314 Pamela Ct., Naperville IL 60540 (“Employee”) effective as of April 23, 2008 (the “Effective Date”), as follows:

AGREEMENT

1. Employment. NutraCea wishes to employ Employee and Employee agrees to provide services for NutraCea on the terms and conditions set forth below.

2. Employment; Scope of Employment. From the Effective Date until May 13, 2008 (“CFO Date”), Employee shall act as Special Financial Adviser to NutraCea. Beginning on the CFO Date, Employee shall act as the Chief Financial Officer of NutraCea. NutraCea reserves the exclusive right to modify and designate Employee’s specific duties from time to time in any manner consistent with Employee’s status as Chief Financial Officer. No modification or change of Employee’s responsibilities and/or duties shall modify, change or revoke any provision of this Agreement.

2.1 Best Efforts; Full Working Time. Employee agrees to devote his full working time and best efforts to the performance of Employee’s duties all in accordance with the provisions of this Agreement.

2.2 Supervision and Direction of Services. All of Employee’s services shall be under the supervision and direction of the Chief Executive Officer of NutraCea and the Board of Directors of NutraCea.

2.3 Rules. Employee shall be bound by all the policies, rules and regulations of NutraCea now in force and by all such other policies, rules and regulations as may be hereafter implemented and shall faithfully observe and abide by the same.

2.4 Exclusive Services. During the term of this Agreement and any extension of this Agreement, Employee shall not, directly or indirectly, whether as a partner, employee, creditor, shareholder, independent contractor or otherwise, promote, participate or engage in any activity or other business which is competitive with NutraCea’s business operations. Employee agrees that Employee shall not enter into an agreement to establish, form, contract with or become employed by a competing business of NutraCea while Employee is employed by NutraCea.

2.5 Non-Solicitation. To the fullest extent permissible under applicable law, Employee agrees that both during the term of this Agreement and for a period of two (2) year following termination of this Agreement, Employee shall not take any action to induce employees or independent contractors of NutraCea to sever their relationship with NutraCea and accept an employment or an independent contractor relationship with any other business.

3. Term and Termination; Payments upon Termination.

3.1 Term and Termination. Unless earlier terminated for Cause (as defined below), NutraCea hereby employs the Employee for a period commencing on the Effective Date and ending on April 23, 2011 (the “Term”). The Term shall be extended automatically for successive one-year terms unless either party notifies the other party in writing at least ninety (90) days prior to the expiration of the then effective Term of such party’s intention not to renew this Agreement. The failure of NutraCea to renew the Agreement at the end of any Term for any reason other than “Cause” (as defined below) or no reason shall be deemed a termination of Employee’s employment without Cause. Other than for Good Reason (defined below), Employee shall deliver written notice to NutraCea (“Voluntary Termination Notice”) at least ninety (90) days before Employee may voluntarily terminate Employee’s employment with NutraCea, which notice shall set forth the date in which Employee desires to terminate Employee’s employment (“Voluntary Termination”). In addition to any other remedies available to NutraCea, if in connection with Employee’s voluntary termination employee does not provide the Voluntary Termination Notice to NutraCea in the time and manner set forth above, all stock options held by Employee, including the Options (as described below), shall immediately terminate at the time of Employee’s termination.

3.1.1 Termination for Cause. “Cause” for termination of Employee’s employment shall mean the occurrence of any of the following:

(a) Employee has breached a material terms hereof, which remains uncured for 20 days after a written demand for performance is delivered to Employee by the Board of Directors that identifies the manner in which the Board of Directors believes that Employee has not performed Employee’s material duties;

(b) Employee has been grossly negligent or engaged in material willful or gross misconduct in the performance of his duties;

(c) Employee has committed, as determined by the Board of Directors of NutraCea, or has been convicted by a court of law of, fraud, moral turpitude, embezzlement, theft, or dishonesty or other criminal conduct, and such misconduct is committed with respect to NutraCea or any of its assets (or any such misconduct is committed during the course and scope of the performance of his employment with NutraCea);

(d) Employee has been convicted by a court of law of fraud, moral turpitude, embezzlement, theft, or dishonesty or other similar criminal conduct or a felony that does not comprise misconduct covered by Section 3.1.1 (c); or

(e)	Habitual misuse of alcohol or drugs.

3.1.2 Termination for Good Reason. Termination of employment by the Employee for “Good Reason” shall mean written notice from the Employee to NutraCea that the Employee is terminating his employment for Good Reason, as herein defined, which notice occurs within six (6) months of the initial occurrence of the condition constituting Good Reason, and provided, that the Employee may not terminate his employment pursuant to this clause unless he has given NutraCea within ninety (90) days of the initial occurrence of the condition constituting Good Reason written notice of such condition in reasonable detail and NutraCea fails to remedy such condition within thirty (30) days following such written notice. As used herein, “Good Reason” means (i) any material breach by NutraCea of this Agreement; (ii) the assignment of duties to Employee by NutraCea that are not consistent with and are adverse to his status as Chief Financial Officer of NutraCea; (iii) the relocation of Employee’s primary office location outside of the Phoenix metropolitan area without Employee’s prior consent; (iv) the reduction of Employee’s Base Salary; (v) the failure of NutraCea to obtain from any successor an agreement to assume and perform this Agreement or (vi) the termination of Employee’s status as Chief Financial Officer of NutraCea; provided, however, this Subsection 3.1.2 is subject to the terms of Subsection 3.1.1 which shall take precedence for the purposes of any termination payments in accordance with Section 3.2 hereof.

3.2 Payments Upon Termination.

3.2.1For Cause or Voluntary Termination. Following any termination by NutraCea for Cause, or a Vouluntary Termination by Employee, Employee shall be entitled to receive in cash payment of an amount equal to all previously accrued but unpaid or unused compensation, including but not limited to, salary, vacation pay and Employee may retain the vested portion of any stock and stock options granted to Employee as of such date, subject and pursuant to the terms of any stock option agreements or stock purchase agreements entered into between NutraCea and Employee, if any, which provide for the termination of a stock option or grant NutraCea certain repurchase rights.

3.2.2 Without Cause or Good Reason. Following any termination by NutraCea without Cause, or any termination by the Employee for Good Reason (collectively, a “No-Cause Termination”), Employee (or Employee’s estate) shall be entitled to receive in cash payment an amount equal to all previously accrued but unpaid or unused compensation, including but not limited to, salary, vacation pay and Employee may retain the vested portion of any stock and stock options granted to Employee as of such date, subject and pursuant to the terms of any stock option agreements or stock purchase agreements entered into between NutraCea and Employee, which provide for the termination of a stock option or grant NutraCea certain repurchase rights. Further, if a No-Cause Termination occurs in the first nine (9) months of Employee’s employment with NutraCea, 1/36th of the shares of common stock subject to the Initial Option (defined below) shall vest for each full month that Employee is employed with NutraCea. In addition, Employee shall be entitled to receive in a lump sum severance payment, within thirty (30) days following such termination, an amount equal in the aggregate to the sum of (i) an amount equal to the Employee’s salary otherwise payable pursuant to Section 4.1 for the balance of the then effective Term, but in no event in an amount less than the sum of (x) twelve (12) months of Employee’s salary and (y) an amount equal to the bonuses paid to Employee during the preceding twelve (12) months, and (ii) any bonus amount that Employee has earned during the fiscal year of such termination, but which has not been paid to Employee.

3.2.3 Termination Upon a Change of Control. In the event of a Change of Control (as defined below), NutraCea or Employee may, at their respective option, upon notice to the other, terminate Employee's employment after the effective date of the Change of Control by providing the other party with thirty (30) days' written notice; provided, that if Employee elects to terminate, (x) Employee must agree to provide reasonable transition services for a period of up to six (6) months after the date of Employee’s notice of termination if requested by NutraCea, and (y) the compensation for such transition services shall equal Employee’s Base Salary pro rated for the period of time of such transition services. Upon termination of Employee’s employment during the twelve (12) month period following a Change of Control, Employee shall receive (i) the severance and other benefits set forth in Section 3.2.2, and (ii) immediate vesting of all equity awards or options held by Employee of NutraCea or its successor. For the purposes of this Agreement, the term "Change of Control" shall mean any of the following events if they occur after the CFO Date: (x) the direct or indirect beneficial ownership (within the meaning of 13D-G of the Securities Exchange Act of 1934, as now or hereafter amended (“Exchange Act”)) of fifty percent (50%) or more of NutraCea’s outstanding stock is acquired or becomes held by any person or group of persons (within the meaning of Section 13(d)(3) of the Exchange Act), or (y) the sale, mortgage, lease or other transfer in one or more transactions not in the ordinary course of NutraCea's business of assets constituting more than fifty percent (50%) of the assets of NutraCea and its subsidiaries (taken as a whole) to any such person or group of persons; provided, however, that the reincorporation of NutraCea to a different jurisdiction in a transaction that does not result in NutraCea’s shareholders immediately before such transaction holding less than fifty percent (50%) of NutraCea’s outstanding capital stock after such transaction shall not constitute a Change of Control.

3.2.4 Section 409A; Deferred Compensation. Notwithstanding any of the above provisions concerning the timing of payment of benefits to Employee upon a termination of employment, all of the above provisions shall be interpreted in such a manner as to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (“Code”), and if any of the above provisions would cause any of the above payments and benefits not to comply with Section 409A and any regulations promulgated thereunder, the above provisions shall be revised and NutraCea shall pay the above amounts in such amounts, and as such times, as it concludes are consistent with the provisions of Section 409A of the Code and regulations promulgated thereunder. Employee agrees that the above benefits may be paid sooner, or later, or in different amounts, than as reflected above if necessary to comply with the foregoing provisions of the Code.

Employee’s Initials ___________

4. Compensation; Benefits.

4.1 Salary. Employee shall be paid at a rate, which if annualized, equals two hundred twenty thousand dollars ($220,000) per year subject to normal payroll withholdings and NutraCea’s standard payroll practices (“Base Salary”). Commencing on the second anniversary of the CFO Date, Employee’s Base Salary shall be increased annually by a minimum of a cost of living factor equal to the percentage of such salary that is equal to the percentage increase in the published Consumer Price Index selected by NutraCea (“CPI”) for such year over the same CPI for the previous year of the term.

4.2 Expense Reimbursement; Bonus Amounts.

4.2.1. Expense Reimbursement. Employee shall be reimbursed for reasonable rental housing expenses not to exceed five thousand dollars ($5,000) per month for temporary housing within the Phoenix metropolitan area until the earlier of August 31, 2008 or until Employee has relocated to a permanent address in such location. In addition, NutraCea shall pay Employee a moving expense reimbursement of thirty thousand dollars ($30,000) on the CFO Date, but only after Employee has relocated the primary residence of Employee and his immediate family to Phoenix, Arizona, as evidenced by a written confirmation from Employee to NutraCea.

4.2.2. Annual Bonus. Employee shall be eligible to participate in any NutraCea bonus program that is applicable to officers of NutraCea as may be adopted and in effect from time to time (subject to the terms and conditions of any such program). In addition, Employee shall be eligible for an annual discretionary bonus of up to one hundred percent (100%) of his salary amount as then in effect pursuant to Section 4.1 (and pro-rated for any partial year), as determined by the NutraCea Compensation Committee or Board of Directors, after first obtaining the recommendations of a third party compensation consultant selected by NutraCea, and the Chief Executive Officer of NutraCea.

4.3 Stock Options.

4.3.1 Initial Option. NutraCea will grant to Employee on the Effective Date, as part of Employee’s employment agreement, a nonqualified stock option (“Initial Option”) to purchase 350,000 shares of NutraCea’s common stock pursuant to the terms and conditions of the NutraCea 2005 Equity Incentive Plan (“2005 Plan”) and an associated stock option agreement (“Initial Option Agreement”). Subject to the Initial Option Agreement and Employee continuing to be employed by NutraCea through the following dates, the Initial Option shall vest as to 1/4th of the shares subject to the Initial Option on the nine (9) month anniversary of the Effective Date and thereafter one twelfth (1/12th) of the shares subject to the Initial Option shall vest and become exercisable on each successive three (3) month anniversary of the Effective Date.

4.3.2 Second Option. Employee shall be granted an additional nonqualified performance stock option to purchase 250,000 shares of NutraCea’s common stock at the Effective Date (“Second Option”, and together with the Initial Option, the “Options”) pursuant to the terms and conditions of the 2005 Plan and an associated stock option agreement (“Second Option Agreement”, and together with the Initial Option Agreement, the “Option Agreements”). Subject to the Second Option Agreement, satisfaction of the same performance criteria determined by NutraCea’s Board of Directors that apply to the performance stock options granted to NutraCea’s other executive officers and Employee continuing to be employed by NutraCea through the following dates, the Second Option shall vest as to twenty five percent (25%) of the shares subject to the Initial Option on the first anniversary of the CFO Date, and thereafter thirty seven and one half percent (37.5%) of the shares subject to the Second Option shall vest and become exercisable on each of the second and third anniversaries of the CFO Date based on the performance criteria of the calendar years 2009 and 2010.

4.3.3 Additional Terms of the Options. The Options shall have a per share exercise price equal to ten cents ($0.10) over the closing market price on the date of grant. All Option grants shall be subject to Board of Directors (and/or its compensation committee) approval and to the terms and conditions of the corresponding Option Agreements. If at any time after six months after the issuance of an Option there is no effective registration statement under the Securities Act of 1933 registering the issuance or resale by Employee of the vested and exercisable shares underlying the Option (“Vested Shares”), then the Option may also be exercised at such time by means of a “net exercise” in which Employee shall be entitled to cancel the vested portion of the Option and receive a certificate for the number of shares of NutraCea’s common stock equal to the quotient obtained by dividing [(A-B) (X)] by (A), where:

(A) =	the Fair Market Value of a share of NutraCea’s common stock on that date, as determined under NutraCea’s 2005 Equity Incentive Plan;

(B) =	the per share exercise price of the Option on that date; and

(X) =	the number of Vested Shares then issuable upon exercise of the Option in accordance with the terms of the Option by means of a cash exercise rather than a cashless exercise.

Notwithstanding the foregoing, Employee may not net-exercise any portion of an Option unless Employee pays to NutraCea in cash at the time of the net-exercise the amount of any applicable federal, state and local withholding taxes.

4.4 Car Allowance. Employer shall provide Employee with an automobile allowance in the amount of eight hundred and fifty dollars ($850) per month, payable in accordance with NutraCea’s payroll periods. Notwithstanding the foregoing, Employer shall not be obligated to make any down payments for the purchase of any automobile by or on behalf of Employee.

4.5. Vacation and other Standard Benefits. Employee shall be entitled to four (4) weeks of paid vacation time per year of Employee’s employment. Employee may not accrue vacation time in excess of such four (4) week maximum. Accrual of vacation time shall be subject to the terms and conditions of NutraCea’s vacation policy. Employee shall be entitled to health benefits in accordance with NutraCea’s standard policies. In addition, Employee is entitled to paid holidays, sick leave and other benefits in accordance with NutraCea’s standard policies. Employee shall be reimbursed for reasonable business expenses, subject to prior approval by NutraCea in accordance with NutraCea’s standard policies for employees and conditioned upon Employee’s prior presentation to NutraCea’s accounting department of appropriate receipts or such other verification of expenses as NutraCea may require from time to time.

5. Employment Information. Employee represents and warrants to NutraCea that information provided by Employee in connection with Employee’s employment and any supplemental information provided to NutraCea is complete, true and materially correct in all respects. Employee has not omitted any information that is or may reasonably be considered necessary or useful to evaluate the information provided by Employee to NutraCea. Employee shall immediately notify NutraCea in writing of any change in the accuracy or completeness of all such information.

6. Trade Secrets. Employee acknowledges that NutraCea has gone to great time and expense to develop customers and to develop procedures and processes for development of products and services and the sales of products and services. Such procedures and processes in addition to various other types of proprietary information are included as part of the “confidential information” described in the “Proprietary Information Agreement” attached hereto as Exhibit A. Employee has previously executed the Proprietary Information Agreement or agrees to execute NutraCea’s Proprietary Information Agreement contemporaneously with the execution of this Agreement and employment.

7. Remedies for Breach of Covenant Regarding Confidentiality. The parties agree that the breach by Employee of any covenants contained in Sections 2.4, 2.5, 5 and 6 will result in immediate and irreparable injury to NutraCea. In the event of any breach by Employee of the covenants contained in Sections 2.4, 2.5, 5 or 6, NutraCea shall be entitled to seek recourse through all available legal and equitable remedies necessary or useful to prevent any likelihood of immediate or irreparable injury to NutraCea. The parties agree that, in the case of such a breach or threat of breach by Employee of any of the provisions of such Sections, NutraCea may take any appropriate legal action, including without limitation action for injunctive relief, consisting of orders temporarily restraining and preliminarily and permanently enjoining such actual or threatened breach.

8. Miscellaneous.

8.1 Choice of Law, Jurisdiction, Venue. The rights and obligations of the parties and the interpretation and performance of this Agreement shall be governed by the laws of Arizona, excluding its conflict of laws rules, except as such laws may be interpreted, enforced, or pre empted by federal law.

8.2. Entire Agreement. This Agreement, the Proprietary Information Agreement dated April 23, 2008 and described in Section 6, and the Option Agreements referenced in Section 4.3 contain the entire Agreement among the parties and supersede all prior and contemporaneous oral and written agreements, understandings and representations among the parties. There are no representations, agreements, arrangements, or understandings, whether oral or written, between or among the parties relating to the subject matter of this Agreement that are not fully expressed herein and therein.

8.3 Notices. Any notice under this Agreement shall be in writing, and any written notice or other document shall be deemed to have been duly given (i) on the date of personal service on the parties, (ii) on the third business day after mailing, if the document is mailed by registered or certified mail, (iii) one day after being sent by professional or overnight courier or messenger service guaranteeing one-day delivery, with receipt confirmed by the courier, or (iv) on the date of transmission if sent by telegram, telex, telecopy or other means of electronic transmission resulting in written copies, with receipt confirmed. Any such notice shall be delivered or addressed to the parties at the addresses set forth above or at the most recent address specified by the addressee through written notice under this provision. Failure to conform to the requirement that mailings be done by registered or certified mail shall not defeat the effectiveness of notice actually received by the addressee.

8.4 Severability. NutraCea and Employee agree that should any provision of this Agreement be declared or be determined by any court of competent jurisdiction to be illegal, invalid or unenforceable, the legality, validity and enforceability of the remaining parts, terms and provisions shall not be affected thereby, and said illegal, unenforceable or invalid part, term or provision shall be deemed not to be part of this Agreement.

8.5 Attorneys’ Fees. If the services of an attorney are used by any party to secure the performance of this Agreement or otherwise upon the breach or default of another party to this Agreement, or if any judicial remedy or arbitration is sought to enforce or interpret any provision of this Agreement or the rights and duties of any person in relation thereto, the prevailing party shall be entitled to reasonable attorneys’ fees, costs and other expenses, in addition to any other relief to which such party may be entitled. Any award of damages by any court or arbitration as a result of the breach of this Agreement or any of its provisions shall include an award of prejudgment interest from the date of the breach at the maximum amount of interest allowed by law. NutraCea will reimburse Employee for the reasonable attorneys’ fees and expenses incurred by Employee in the negotiation of this Agreement in an amount not to exceed ten thousand dollars ($10,000).

8.6 Amendment. The provisions of this Agreement may be modified at any time by agreement of the parties. Any such agreement hereafter made shall be ineffective to modify this Agreement in any respect unless in writing and signed by the party against whom enforcement of the modification or discharge is sought.

8.7 No Transfer or Assignment; No Third-Party Beneficiaries. The rights of Employee hereunder have been granted by NutraCea with the understanding that this Agreement is personal to, and shall be performed by Employee individually. This Agreement is not transferable or assignable by Employee in any manner. No person or entity other than NutraCea and Employee shall have any rights whatsoever under this Agreement. No person or entity other than NutraCea or Employee shall have any right to enforce any provision of this Agreement, or to recover damages on account of the breach of this Agreement. No heir, successor or assign of Employee, whether voluntarily or by operation of law, shall have or succeed to any rights of NutraCea or Employee hereunder.

8.8 Waiver. Any of the terms or conditions of this Agreement may be waived at any time by the party entitled to the benefit thereof, but no such waiver shall affect or impair the right of the waiving party to require observance, performance or satisfaction of that term or condition as it applies on a subsequent occasion or of any other term or condition.

8.9 Resolution of Disputes.

8.9.1 Resolution of Disputes. NutraCea and Employee agree that any claim or controversy arising out of or pertaining to this Agreement or the termination of Employee's employment, including but not limited to, claims of wrongful treatment or termination allegedly resulting from discrimination, harassment or retaliation on the basis of race, sex, age, national origin, ancestry, color, religion, marital status, status as a veteran of the Vietnam era, physical or mental disability, medical condition, or any other basis prohibited by law ("Dispute") shall be resolved by binding arbitration as provided in this paragraph. The parties agree that no party shall have the right to sue any other party regarding a Dispute except as provided in this paragraph.

8.9.2  Binding Arbitration. Any Dispute between the parties shall be submitted to, and conclusively determined by, binding arbitration in accordance with this paragraph. The provisions of this paragraph shall not preclude any party from seeking injunctive or other provisional or equitable relief in order to preserve the status quo of the parties pending resolution of the Dispute, and the filing of an action seeking injunctive or other provisional relief shall not be construed as a waiver of that party's arbitration rights. Except as provided herein, the arbitration of any Dispute between the parties to this Agreement shall be governed by the rules of arbitration of the American Arbitration Association (“AAA”).

8.9.3 Appointment of Arbitrator. Within thirty (30) days of service of a demand for arbitration by either party to this Agreement, the parties shall endeavor in good faith to select a single arbitrator, who shall be a licensed attorney selected from the AAA list of labor and employment arbitrators. If they fail to do so within that time period, an arbitrator shall be selected in accordance with the AAA rules of arbitration.

8.9.4 Initiation of Arbitration. In the case of any Dispute between the parties to this Agreement, either party shall have the right to initiate the binding arbitration process provided for in this paragraph by serving upon the other party a demand for arbitration within the statutory time period from the date the Dispute first arose.

8.9.5  Location of Arbitration. Any arbitration hearing shall be conducted in Phoenix, Arizona.

8.9.6  Applicable Law. The law applicable to the arbitration of any Dispute shall be, as provided in Section 8.1 and the Federal Arbitrator Act (Title 9, US Code, Section 1 et Seq.).

8.9.7  Arbitration Procedures. Except as otherwise provided in this paragraph, the arbitration shall be governed by the AAA rules. The parties shall be entitled to conduct discovery sufficient to adequately arbitrate their claims or defenses, including access to essential documents and witnesses, as determined by the arbitrator and subject to limited judicial review. In addition, either party may choose, at that party’s discretion, to request that the arbitrators resolve any dispositive motions prior to the taking of evidence on the merits of the Dispute. In the event a party to the arbitration requests that the arbitrators resolve a dispositive motion, the arbitrators shall receive and consider any written or oral arguments regarding the dispositive motion, and shall receive and consider any evidence specifically relating thereto, and shall render a decision thereon, before hearing any evidence on the merits of the Dispute.

8.9.8  Scope of Arbitrators' Award or Decision. NutraCea and Employee agree that if the arbitrators find any Disputed claim to be meritorious, the arbitrators shall have the authority to order all forms of legal and/or equitable relief that would otherwise be available in court and that is appropriate to the claim. Any decision or award by the arbitrators shall be a reasoned opinion in writing citing facts and law and shall be specific enough to permit limited judicial review if necessary.

8.9.9 Costs of Arbitration; Attorneys’ Fees. NutraCea and Employee agree that the arbitrators, in their discretion and consistent with applicable law, may award to the prevailing party the costs and attorneys’ fees incurred by that party in participating in the arbitration process as long as they do not exceed those that would be incurred by Employee in a court action.

8.9.10  Acknowledgment of Consent to Arbitration. NOTICE: BY EXECUTING THIS AGREEMENT EMPLOYEE AGREES TO HAVE ANY DISPUTE ARISING OUT OF THE MATTERS INCLUDED IN THE "RESOLUTION OF DISPUTES" PROVISION DECIDED BY NEUTRAL ARBITRATION AS PROVIDED HEREIN AND EMPLOYEE WAIVES ANY RIGHTS EMPLOYEE MIGHT POSSESS TO HAVE THE DISPUTE LITIGATED IN A COURT OR JURY TRIAL. BY EXECUTING THIS AGREEMENT EMPLOYEE WAIVES EMPLOYEE’S JUDICIAL RIGHTS TO APPEAL. IF EMPLOYEE REFUSES TO SUBMIT TO ARBITRATION AFTER AGREEING TO THIS PROVISION, EMPLOYEE MAY BE COMPELLED TO ARBITRATE. EMPLOYEES AGREEMENT TO THIS ARBITRATION PROVISION IS VOLUNTARY. BY EXECUTING THIS AGREEMENT EMPLOYEE IS INDICATING THAT EMPLOYEE HAS READ AND UNDERSTOOD THE FOREGOING AND AGREES TO SUBMIT DISPUTES ARISING OUT OF THE MATTERS INCLUDED IN THIS ARBITRATION OF DISPUTES PROVISION TO NEUTRAL ARBITRATION.

8.10 Exhibits. All exhibits to which reference is made are deemed incorporated in this Agreement whether or not actually attached.

NUTRACEA

By:
Title:

Employee:

Jeffrey Sanders

[SIGNATURE PAGE TO EMPLOYMENT AGREEMENT]

EXHIBIT A

PROPRIETARY INFORMATION AGREEMENT

EXHIBIT B

NUTRACEA

TERMINATION CERTIFICATION

This is to certify that I do not have in my possession, nor have I failed to return, any devices, records, data, disks, computer files, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, materials, equipment, other documents or property, or reproductions of any aforementioned items developed by me pursuant to employment with NutraCea or otherwise belonging to NutraCea, a California corporation ( “NutraCea”), its successors or assigns or any parent or subsidiary of NutraCea.

I further certify that I have complied with all the terms of NutraCea’s Proprietary Information Agreement signed by me, including the reporting of any inventions and original works of authorship (as defined therein), conceived or made by me (solely or jointly with others) covered by that agreement.

I further agree that, in compliance with the Proprietary Information Agreement, I will preserve as confidential all trade secrets, confidential knowledge, data or other proprietary information relating to products, processes, know-how, designs, formulas, developmental or experimental work, computer programs, data bases, other original works of authorship, customer lists, business plans, financial information or other subject matter pertaining to any business of NutraCea, any parent or subsidiary of NutraCea, or any of its respective employees, clients, consultants or licensees.

I further agree that for twenty four (24) months from this date, I will not (i) hire any employees of NutraCea, or (ii) directly or indirectly, solicit, induce, recruit or encourage any NutraCea employee, consultant, vender, supplier, customer or client to sever its relationship with NutraCea or accept an employment, consultant or other business relationship with any other business.

Employee Signature	Date:

Employee Name